Exhibit 99.1

UDR Prices $100 Million of 3.200% Senior Unsecured Notes Due 2030 and $300 Million of 3.100% Senior Unsecured Notes Due 2034 and Announces Redemption of All Outstanding 4.625% Senior Unsecured Notes Due January 2022

DENVER, CO., October 2, 2019 – UDR, Inc. (the “Company”) (NYSE: UDR), announced today that it has priced an offering of $100 million aggregate principal amount of 3.200% senior unsecured notes due 2030 and $300 million aggregate principal amount of 3.100% senior unsecured notes due 2034. The 2030 notes were priced at 103.319% of the principal amount, plus accrued interest from July 2, 2019 to yield 2.817% to maturity. The 2034 notes were priced at 99.557% of the principal amount, plus accrued interest from October 11, 2019 to yield 3.137% to maturity.

The 2030 notes will be a further issuance of and will be fungible with and will be consolidated and form a single series with the $300 million aggregate principal amount of senior unsecured 3.200% notes due 2030 issued on July 2, 2019 (CUSIP No. 90265EAQ3). Upon completion of the offering, the aggregate principal amount of outstanding 2030 notes will be $400 million.

Interest is payable on the 2030 notes semiannually on January 15 and July 15 with the first interest payment due January 15, 2020. The 2030 notes will mature on January 15, 2030 unless redeemed prior to that date. Interest is payable on the 2034 notes semiannually on May 1 and November 1 with the first interest payment due May 1, 2020. The 2034 notes will mature on November 1, 2034 unless redeemed prior to that date.

The notes are fully and unconditionally guaranteed by United Dominion Realty, L.P.

The Company also announced that it will redeem all $400 million aggregate principal amount of its outstanding 4.625% senior unsecured notes due January 10, 2022 (CUSIP No. 90265EAG5).

The Company expects to allocate the net proceeds from the sale of the 2034 notes to fund eligible green projects, including previously incurred development costs related to properties that have received LEED Silver certification. The Company expects to initially use the net proceeds from the sale of the 2034 notes and 2030 notes to fund the redemption of the 4.625% senior notes (plus the make-whole amount and accrued and unpaid interest).

The settlement of the offering is expected to occur on October 11, 2019, subject to the satisfaction of customary closing conditions.

Wells Fargo Securities, BofA Merrill Lynch, Jefferies and US Bancorp are the joint book-running managers for the offering. BB&T Capital Markets, Citigroup, J.P. Morgan, Regions Securities LLC, TD Securities, BNY Mellon Capital Markets, LLC, Credit Suisse, Morgan Stanley, MUFG and Ramirez & Co., Inc. are the co-managers for the offering.

This offering is being conducted pursuant to the Company’s currently effective shelf registration statement, which was previously filed with the Securities and Exchange Commission (the “SEC”). You may obtain copies of the pricing supplement, prospectus supplement and prospectus relating to the offering without charge from the SEC at www.sec.gov. Alternatively, copies of these documents may be obtained by contacting (i) Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis,

MN 55402, Attn: WFS Customer Service, Toll-free: 1-800-645-3751, or by emailing wfscustomerservice@wellsfargo.com; (ii) BofA Securities, Inc., 200 North College Street, NC1-004-03-43, Charlotte, NC 28255-0001, Attn: Prospectus Department, Toll-free: 1-800-294-1322, or by emailing dg.prospectus_requests@baml.com; (iii) Jefferies LLC, 520 Madison Avenue, New York, NY 10022, Attention: Debt Capital Markets, Toll-free: 1-877-877-0696, or by emailing dcmprospectuses@jefferies.com; or (iv) U.S. Bancorp Investments, Inc., 214 N. Tryon St., 26th Floor, Charlotte, NC 28202, Attention: Credit Fixed Income, or Toll-free: 1-877-558-2607.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, unfavorable changes in the apartment market, changing economic conditions, the Company’s ability to use or allocate the net proceeds from this offering to eligible green projects that will satisfy, or continue to satisfy, investor criteria and expectations regarding environmental impact and sustainability performance, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning the availability of capital and the stability of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments and redevelopments, delays in completing lease-ups on schedule or at expected rent and occupancy levels, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning joint ventures and partnerships with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2019, UDR owned or had an ownership position in 50,829 apartment homes including 366 homes under development. For over 47 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Chris Van Ens

cvanens@udr.com

720-348-7762